Exhibit 3.1
ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

BANCTRUST FINANCIAL GROUP, INC.

These Articles of Amendment are made and entered into by the undersigned on this 30th day of September, 2008 in accordance with Section 10-2B-10.03, Code of Ala. (1975).

ARTICLE ONE

The name of the corporation is BancTrust Financial Group, Inc.

ARTICLE TWO

The Articles of Incorporation of the corporation are amended by deleting subparagraph (a) of Article Two in its entirety and replacing the same with the following:

"(a) Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 50,500,000 shares, consisting of: (1) 50,000,000 shares of Common Stock with a par value of $.01 per share, and (2) 500,000 shares of Preferred Stock."

ARTICLE THREE

The foregoing amendment was duly adopted by the corporation in the manner prescribed by law on September 30, 2008.

ARTICLE FOUR

(a) The number of outstanding shares entitled to vote on the foregoing amendment is 17,653,866 shares of common stock. The corporation has no separate voting groups, and 14,657,513 shares were represented at the meeting.

(b) The shares were voted 12,828,371 shares for said amendment, 1,795,313 shares against said amendment and 33,829 shares abstaining.

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be executed by its duly authorized officer on the day and year first above written.

BANCTRUST FINANCIAL GROUP, INC.

By: /s/ F. Michael Johnson
F. MICHAEL JOHNSON
Its Executive Vice President, Chief Financial Officer and Secretary